UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 16, 2011

INNOTRAC CORPORATION
(Exact Name of Registrant as Specified in Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

000-23741	58-1592285
(Commission File Number)	(IRS Employer Identification No.)

6465 East Johns Crossing Johns Creek, GA
30097
(Address of Principal Executive Offices)	(Zip Code)

(678) 584-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 16, 2011, Innotrac Corporation ("Innotrac") issued a press release to announce its financial results for the first quarter ended March 31, 2011. A copy of the press release is attached as Exhibit 99.1.

The information in this Report, including the Exhibit attached hereto, is furnished solely pursuant to Item 2.02 of this Form 8-K.  Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

Exhibit No.	Description
99.1	Innotrac Corporation press release dated May 16, 2011, announcing Innotrac’s financial results for the first quarter ended March 31, 2011 (furnished pursuant to Item 2.02 of this Form 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOTRAC CORPORATION

/s/ Scott D. Dorfman
Date: May 16, 2011	Scott D. Dorfman President, Chairman and Chief Executive Officer

Innotrac Corporation Announces 2011 First Quarter Results

ATLANTA, GA (May 16, 2011) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the first quarter ended March 31, 2011.  The Company reported an 8.3% increase in total revenues to $21.0 million for the quarter versus $19.4 million reported in the comparable period in 2010.  The increase in revenue for the quarter ended March 31, 2011, was primarily due to the launch of new business that was added during the end of 2010.

The Company reported a net loss of $526,000, or ($0.04) per share, fully diluted, for the three months ended March 31, 2011, versus a net loss of $973,000, or ($0.08) per share in the comparable period of 2010.

“We were able to grow revenues by 8.3% with the addition of new business while keeping our gross margins strong at 45.7% compared to 45.0% in the comparable period last year.  Despite increasing investments in both our sales and marketing and information technologies areas we were still able to reduce our SG&A spending as a percentage of sales from 45.5% in the first quarter of 2010 to 43.9% this quarter.  As a result we significantly reduced our net loss when compared to first quarter 2010.  We feel we have substantial momentum in the business and with additional new clients scheduled to launch during 2011, we expect our operating results to continue to improve throughout the year.” said George Hare, CFO.

Innotrac
Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland and the Netherlands.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements include statements relating to expected new clients and future operating results.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2010 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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